Exhibit 99.2

Annual Officer’s Certificate of Compliance of Servicer to the Issuer, the Indenture Trustee and the Insurer pursuant to Section 3.09 of the Sale and Servicing Agreements of the Onyx Acceptance Owner Trusts 2005-A

I, David Lawson, Chairman, and I, Patrick Gray, Assistant Vice President, of Onyx Acceptance Corporation (the “Servicer”) hereby certify that:

(a)           a review of the activities of the Servicer during the preceding fiscal year (or, since the Closing Date as applicable) and of its performance under each Sale and Servicing Agreement as amended or supplemented (each, an “Agreement”) has been made under our supervision; and

(b)          to the best of our knowledge, based on such review, the Servicer has performed in all material respects its obligations under this Agreement throughout such year and that no material default under this Agreement has occurred and is continuing.

Capitalized terms used herein and not otherwise defined shall have the meanings given them in the applicable Agreement.

Dated:  March 29, 2006

Onyx Acceptance Corporation, as Servicer

By:	/s/ David Lawson
Name: David Lawson
Title: Chairman

By:	/s/ Patrick Gray
Name: Patrick Gray
Title: Assistant Vice President